Exhibit 99.(d)(2)(B)

American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

AMERICAN BEACON INSTITUTIONAL FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated this 15th day of March, 2017 by and among American Beacon Institutional Funds, a Delaware Statutory Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Brandywine Global Investment Management LLC, a wholly owned subsidiary of Legg Mason, Inc. (the "Adviser");

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of one or more portfolios of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Trust's Board of Trustees; and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to the Trust’s series, the American Beacon Diversified Trust (the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. (a) Duties of Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current registration statement as amended from time to time, and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).)

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

The Adviser is authorized on behalf of the Portfolios, and consistent with the investment discretion delegated to, and in connection with the services performed by, the Adviser herein, to: (i) enter into agreements and execute any documents, including without limitation, futures and options transactions, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, and other investment related agreements required to meet the obligations of the Trust with respect to any investments made for the Portfolio. Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein. Adviser is authorized on behalf of Manager to make all elections required in such agreements, instruments and documentation and make and to receive all related notices from brokers or other counterparties. Manager also authorizes Adviser as agent and attorney-in-fact to make transactions in futures contracts and options on futures contracts on margin, for the Portfolio, and authorizes each broker with whom Adviser makes such transactions to follow its’ instructions with respect to such transactions. Manager understands and agrees that Adviser will determine that such transactions are permitted before instructing a broker to enter into such transactions and that any broker receiving an order for any such transaction will have no independent obligation to ensure that the transactions are consistent with the Trust’s registration statement of the Portfolio’s investment guidelines; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Portfolio’s investment policies and other governing documents; (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by the Portfolio under such documentation; and (c) the Adviser shall immediately notify the Manager of any event of default, potential event of default or termination event affecting a Portfolio under such documentation. The Adviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Portfolio; (iii) deposit of margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolio with respect to any of its investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit margin or collateral shall be effected by transfer or segregation within an account maintained for the Portfolios by its custodian subject to a control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement orders or instructions from the secured party with respect to such margin or collateral. The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolio, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Portfolio for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolio, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolio, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Adviser for or on behalf of the Trust or any of its Portfolio, including without limitation, compliance with all recordkeeping and reporting requirements pursuant to Parts 43, 45 and 46 of the regulations of the Commodity Futures Trading Commission (“CFTC”) and comparable rules of the Securities and Exchange Commission (collectively, the “Derivatives Recordkeeping and Reporting Rules”).

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolio in the best interest the Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.  The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines. The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant payment period. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Adviser.

The Adviser agrees that the fee charged hereunder will be no more than that charged for any other client of similar type, with the same or smaller asset level, within the same strategy and obtained after the date of this Agreement. Furthermore, the Adviser agrees to notify the Manager on a timely basis of any fee schedule it enters into with any other client of similar type which is lower than the fee paid hereunder.

5. Legal Matters. The Adviser typically will not take any action or render advice involving legalaction on behalf of the Manager with respect to securities or other investments held in the Portfolios or the issuers thereof, which become the subject of legal notices or proceedings, including securities class actions and bankruptcies. Notwithstanding the foregoing, the Adviser will provide reasonable assistance to the Manager and/or the Custodian in the event any of the securities held in the Portfolio become the subject of legal notices or proceedings, including securities class actions and bankruptcies.

6. Electronic Delivery. Manager authorizes Adviser to electronically offer and/or deliver its current Form ADV Part II as well as any other documents required by law or rule. Upon written request, Manager may receive hard copy versions.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

6. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

7. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified statements of financial condition, and such other information with regard to their affairs as each may reasonably request.

8. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

9. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

10. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

11. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

12. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to the Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated as to the Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days' nor more than 60 days' written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 12, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

15. Governing Law. This Agreement shall be governed by the laws of Texas.

16. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Brandywine Global Investment	American Beacon Advisors, Inc.
Management, LLC

By:	/s/ Henry Otto	By:	/s/ Jeffrey K. Ringdahl
Name:	Henry Otto		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

American Beacon Institutional Funds

By:	/s/ Gene L. Needles
Name:	Gene L. Needles, Jr.
Title:	President

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

Schedule A

To the

American Beacon Funds

Investment Advisory Agreement

Among

American Beacon Institutional Funds

American Beacon Advisors, Inc.

and

Brandywine Global Investment Management, LLC

American Beacon Funds (the “Trust”) shall pay compensation to Brandywine Global Investment Management, LLC (the “Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Diversified Fund in accordance with the following annual percentage rates:

1.	For assets up to $500 million:

Large cap value strategy Assets: 0.25%

American Beacon Diversified Fund and other balanced strategy assets: 0.225%

2.	For assets $500 - 600 million:

Large cap value strategy assets: 0.225%

3.	For assets over $600 million: 0.20%

In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate for the American Beacon Diversified Fund, there shall be included all other assets managed by the Adviser in the balanced and large cap value strategies on behalf of other clients of American Beacon Advisors, Inc.

For purposes of calculating the fee for assets over $600 million, the reduced fee rate will be applied pro rata based on assets for each portfolio.

If the management of the account commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

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American Beacon Advisors

Tri-Party Investment Sub-Advisory Agreement

Brandywine Global Investment Management LLC

American Beacon Diversified Fund

Dated: as of March 15, 2017

Brandywine Global Investment	American Beacon Advisors, Inc.
Management, LLC

By:	/s/ Henry Otto	By:	/s/ Jeffrey K. Ringdahl
Name:	Henry Otto		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

American Beacon Institutional Funds

By:	/s/ Gene L. Needles
Name:	Gene L. Needles, Jr.
Title:	President

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